Exhibit 99.1

Sharon AI Inc Announces Signing of Business Combination Agreement With Roth CH Acquisition Co.

(OTC Markets: USCTF), Will Create A Leading Specialized AI/HPC Cloud GPU Infrastructure Platform

New York, USA – January 29th, 2025 — Sharon AI, Inc. (“Sharon AI”), a High-Performance Computing (“HPC”) business focused on Artificial Intelligence (“AI”), Cloud GPU Compute Infrastructure and Data Storage, announces that it signed a business combination agreement with Roth CH Acquisition Co. (OTC Markets: USCTF) to create a leading specialized AI/HPC infrastructure platform.

Sharon AI, a certified NVIDIA Cloud Partner, offers GPU Compute-as-a-Service inside Tier IV co-location data centers, has industry leading competency in AI and HPC applications in addition to a deep proficiency in deploying a range of NVIDIA and AMD GPU technologies in conjunction with Sharon AI’s proprietary orchestration and automation platform, see https://sharonai.com/products/.

Sharon AI is operational with GPU deployments across Tier IV data center facilities and has recently announced a 50/50 joint venture for the development of an up to 250MW Net Zero Energy Data Center in the Permian Basin, Texas with New Era Helium Inc.

Wolf Schubert, CEO of Sharon AI Inc., commented “We are excited to announce our merger agreement with Roth CH Acquisition Co. as it brings a number of long term strategic benefits to our business. Corporations increasingly recognize the potential for AI to reduce costs, boost productivity and add to revenue growth and we believe this will continue to drive strong demand for AI/HPC GPU compute resources including specialized data center capacity. We will now focus our attention on continuing to expand our offering so we can meet the growing demand from our customers as well as developing our 250MW Net Zero Energy Data Center JV in Texas.”

John Lipman, Co-CEO and Co-Chairman of Roth CH Acquisition Co., commented “We share the market’s enthusiasm for all things AI. Sharon AI’s team has a unique skill set in building and managing data centers, and in their GPU compute as a service. The team are leaders in Australia in this vertical and now in the US with their planned data center in Texas. We look forward to reporting more about this dynamic opportunity and planned merger in the coming weeks and months.”

About Sharon AI, Inc

Sharon AI, Inc., is a High-Performance Computing company focused on Artificial Intelligence, Cloud GPU Compute Infrastructure & Data Storage. Sharon AI has a hybrid operational model that sees it deploy in Tier IV co-location data centers as well as design, build and operate its own proprietary specialized data center facilities.

With the expected addition of NVIDIA H200’s to the company’s GPU fleet in 2025, Sharon AI will be able to offer a wide range of AI/HPC GPUs as a Service (GPUaaS), including NVIDIA H200, H100, L40S, A40, RTX3090 and AMD MI300X.

For GPU-as-a-Service sales enquiries, please click here.

For more information, visit: www.sharonai.com

Media Contact:

info@sharonai.com

About Roth CH Acquisition Co.

Roth CH Acquisition Co.. (OTC Markets: USCTF) is a blank check shell domiciled in the Cayman Islands. The company intends to enter into a business combination with a growth company to go public in the US markets through a reverse merger.

IR Contact:

alphabanking@craig-hallum.com

No Offer or Solicitation

This communication is not intended to and shall not constitute an offer to buy or sell or the solicitation of an offer to buy or sell any securities, or a solicitation of any proxy, consent, authorization, vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made, except by means of a prospectus meeting the requirements of the U.S. Securities Act of 1933, as amended.

Additional Information About the Proposed Transaction for Investors and Shareholders

In connection with the proposed transaction between Roth CH and Sharon AI (the “Proposed Transaction”), Roth CH (or a subsidiary of Roth CH) intends to file relevant materials with the U.S. Securities and Exchange Commission (the “SEC”), including a registration statement on Form S-4 that will contain a proxy statement/prospectus of Roth CH. This press release is not a substitute for the registration statement or for any other document that Roth CH may file with the SEC in connection with the Proposed Transaction. SHARON AI AND ROTH CH URGE INVESTORS AND STOCKHOLDERS TO READ THE REGISTRATION STATEMENT, PROXY STATEMENT/PROSPECTUS AND ANY OTHER RELEVANT DOCUMENTS THAT MAY BE FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THESE DOCUMENTS, CAREFULLY AND IN THEIR ENTIRETY IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT ROTH CH, SHARON AI, THE PROPOSED TRANSACTION AND RELATED MATTERS. Investors and stockholders will be able to obtain free copies of the proxy statement/prospectus and other documents filed by Roth CH with the SEC (when they become available) through the website maintained by the SEC at www.sec.gov. In addition, investors and stockholders should note that Roth CH communicates with investors and the public using its website (www.RothCH.com), where anyone will be able to obtain free copies of the proxy statement/prospectus and other documents filed by Roth CH with the SEC, and stockholders are urged to read the proxy statement/prospectus and the other relevant materials when they become available before making any voting or investment decision with respect to the Proposed Transaction.

Participants in the Solicitation

Roth CH, Sharon AI and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from stockholders in connection with the Proposed Transaction. Information about Roth CH’s directors and executive officers including a description of their interests in Roth CH is included in Roth CH’s most recent Annual Report on Form 10-K, including any information incorporated therein by reference, as filed with the SEC. Additional Information regarding these persons and their interests in the transaction will be included in the proxy statement/prospectus relating to the Proposed Transaction when it is filed with the SEC. These documents can be obtained free of charge from the sources indicated above.

Forward-Looking Statements

This news release contains forward-looking statements that are not historical facts. Forward-looking statements are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and other future conditions. In some cases you can identify these statements by forward-looking words such as “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “could,” “should,” “would,” “project,” “plan,” “expect,” “goal,” “seek,” “future,” “likely” or the negative or plural of these words or similar expressions. Examples of such forward-looking statements include but are not limited to express or implied statements regarding Roth CH’s or Sharon AI’s management team’s expectations, hopes, beliefs, intentions or strategies regarding the future including, without limitation, statements regarding: the Proposed Transaction; expectations regarding the use of capital resources, including the time period over which the combined company’s capital resources will be sufficient to fund its anticipated operations; and the expected trading of the combined company’s stock. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. You are cautioned that such statements are not guarantees of future performance and that actual results or developments may differ materially from those set forth in these forward-looking statements. Factors that could cause actual results to differ materially from these forward-looking statements include: the risk that the conditions to the closing or consummation of the Proposed Transaction are not satisfied, including the failure to obtain stockholder approval for the Proposed Transaction; uncertainties as to the timing of the consummation of the Proposed Transaction and the ability of each of Roth CH and Sharon AI to consummate the transactions contemplated by the Proposed Transaction; risks related to Roth CH’s and Sharon AI’s ability to correctly estimate their respective operating expenses and expenses associated with the Proposed Transaction, as applicable, as well as uncertainties regarding the impact any delay in the closing would have on the anticipated cash resources of the resulting combined company upon closing and other events and unanticipated spending and costs that could reduce the combined company’s cash resources; the occurrence of any event, change or other circumstance or condition that could give rise to the termination of the Proposed Transaction by either company; the effect of the announcement or pendency of the Proposed Transaction on Roth CH’s or Sharon AI’s business relationships, operating results and business generally; costs related to the business combination; the outcome of any legal proceedings that may be instituted against Roth CH, Sharon AI, or any of their respective directors or officers related to the business combination agreement or the transactions contemplated thereby; the ability of Roth CH or Sharon AI to protect their respective intellectual property rights; competitive responses to the Proposed Transaction; unexpected costs, charges or expenses resulting from the Proposed Transaction; whether the combined business of Roth CH and Sharon AI will be successful; legislative, regulatory, political and economic developments; and additional risks described in the “Risk Factors” section of Roth CH’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023 filed with the SEC. Additional assumptions, risks and uncertainties are described in detail in our registration statements, reports and other filings with the SEC, which are available at www.sec.gov.

You are cautioned that such statements are not guarantees of future performance and that our actual results may differ materially from those set forth in the forward-looking statements. The forward-looking statements and other information contained in this news release are made as of the date hereof and neither Roth CH nor Sharon AI undertakes any obligation to update publicly or revise any forward-looking statements or information, whether as a result of new information, future events or otherwise, unless so required by applicable securities laws.

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